EXHIBIT 10.42

                             LESKO ASSOCIATES, INC.
           1696 31ST Street, N.W, Washington D.C. 20007 (202) 337-1324

                                                          July 18, 2002

Mr. Richard Owen

Chief Executive Officer
AvantGo
25881 Industrial Boulevard
Hayward, CA 94545

Dear Richard:

Based on discussions with you and the board, I am proposing to provide consulting services to AvantGo to support the finalization and initial execution of a new strategy and restructuring plan for the firm. The consulting services proposed will include (1) review of the components of the plan presently under development by you and your management team, (2) identification of gaps, omissions, and areas requiring more detailed analysis, (3) review of your assessment of the present business model and its structural and resource components in light of the new strategy and desired results, (4) support with assessment of the go-forward business model and its component functions, structure, roles, responsibilities, assignments, and resource requirements, and
(5) support with development of an execution plan, including a detailed schedule, assignments and responsibilities, and expected results.

I will provide the professional services proposed primarily on-site at AvantGo headquarters in Hayward, California. The proposed work will be provided over a two-to-three week period beginning July 19, 2002. The daily professional fees for the proposed work will be capped at $4,000. Expenses will be billed as incurred without mark-up.

I look forward to working with you and your team on this most important assignment. Please sign and return this proposal letter indicating your acceptance of the proposed work.

Very truly yours,

/s/ Robert J. Lesko
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Robert J. Lesko


Accepted: /s/ Richard Owen
          ----------------
Richard Owen, CEO, AvantGo